UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                        (Amendment No. 0)*

                           VOIP, INC.
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                        (Name of Issuer)

                 Common Stock, Par Value $0.001
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                 (Title of Class of Securities)

                         60037 J 10 9
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                         (CUSIP Number)

                          June 25, 2004
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     (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]          Rule 13d-1(b)

     [ X ]          Rule 13d-1(c)

     [   ]          Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 60037 J 10 9                           Page 2 of 4 Pages


(1)  Name of Reporting Person
     I.R.S. Identification No. of
     Above Person (entities only)

     Marc Moore
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(2)  Check the Appropriate Box if a                    (a)  [   ]
     Member of a Group*                                (b)  [   ]
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(3)  SEC Use Only
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(4)  Citizenship or Place of Organization

            USA
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Number of Shares

   Beneficially          (5)  Sole Voting Power
                                 1,127,079
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 Owned by Each           (6)  Shared Voting Power
                                 0
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Reporting Person         (7)  Sole Dispositive Power
                                 1,127,079
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      With:              (8)  Shared Dispositive Power
                                 0
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

        1,127,079
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(10) Check if the Aggregate Amount in                       [   ]
     Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)

         6.7%
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(12) Type of Reporting Person*
         IN
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*    SEE INSTRUCTIONS

Item 1.

     (a)  Name of Issuer:
              VOIP, INC.

     (b)  Address of Issuer's Principal Executive Offices:
              12330 S.W. 53rd Street
              Fort Lauderdale, Florida 33330

Item 2.

     (a)  Name of Person Filing: Marc Moore

     (b)  Business Address:
              12330 S.W. 53rd Street
              Fort Lauderdale, Florida 33330

     (c)  Citizenship: USA

     (d)  Title of class of securities: VoIP, Inc. Common Stock

     (e)  CUSIP Number 60037 J 10 9

Item 3.  Not applicable

Item 4.  Ownership

(a)  Amount beneficially owned:  1,027,097

(b)  Percent of class:  6.7%

(c)  Number of shares as to which the Reporting Person has:

       (i)   sole power to vote or to direct the vote  1,027,097 shares.

       (ii)  shared power to vote or to direct the vote  0.

       (iii) sole power to dispose or to direct the disposition of 1,027,097 shares.

       (iv) shared power to dispose or to direct the disposition of 0.

Item 5.   Ownership of Five Percent or Less of a Class

             Not applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another
          Person

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent
          Holding Company

             Not applicable.

Item 8.   Identification and Classification of Members of the Group

             Not applicable.


Item 9.   Notice of Dissolution of Group:

             Not applicable.

Item 10.  Certification:

      (a)    Not applicable.

      (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 30, 2004
-------------
Date
                              By:     /S/ Marc Moore
                                 ------------------------------
                                      Marc Moore






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